Exhibit 99

CERTIFICATION

Each of the undersigned hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge this report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that, to his knowledge, the information contained in this report fairly presents, in all material respects, the net assets available for benefits and changes in net assets available for benefits under the Caraustar Industries, Inc. Employees’ Savings Plan.

A signed original of this written statement required by Section 906 has been provided to Caraustar Industries, Inc. and will be retained by Caraustar Industries, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Date: June 27, 2003	/s/ BARRY A. SMEDSTAD
Barry A. Smedstad Chairman, Administrative Committee of the plan

Date: June 27, 2003	/s/ WILLIAM A. NIX, III
William A. Nix, III Member, Administrative Committee of the plan